EXHIBIT 10.3.3

April 26, 2018

Steve Davi

Dear Steve,

Congratulations on your promotion to Executive Vice President, Technology!  I am pleased to confirm the details of your change below:

•	Effective immediately, your new title will be Executive Vice President, Technology.
•	Your bonus target will continue to be 50%.
•	You will be awarded one added week (40 hours) of Paid Time Off (PTO), in addition to your standard annual allotment, each year going forward.
•

On April 26, 2018, the Board of Directors approved a proposal to grant you an option to purchase 35,000 shares of the Company’s Common Stock (the “Option”).  The exercise price per share of the Option was be determined by the Board or its Compensation Committee when the Options are granted.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement.  You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. Added information will be forthcoming regarding this option grant from the Finance team.

We are proud to have you working with us and look forward to your continuing contributions!

Best Regards,

/s/ Erin Johnson

Erin Johnson

Vice President, Human Resources

cc: employee file